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                                                                     EXHIBIT 8.1

                                           , 2000

Paging Network, Inc.
14911 Quorum Drive
Dallas, TX 75240

Dear Ladies and Gentlemen:


     We have acted as your counsel in connection with (i) the proposed merger (the "Merger") of St. Louis Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Arch Communications Group, Inc. ("Arch") with and into Paging Network, Inc. ("PageNet"), pursuant to the Agreement and Plan of Merger, dated as of November 7, 1999, and as amended January 7 and May 10, 2000 (the "Merger Agreement"), (ii) the exchange offer to be made to holders of PageNet senior subordinated notes as provided in the Merger Agreement, (iii) the preparation and filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1993, as amended (the "Securities Act"), Registration No. 333-94403 (the "Registration Statement"), and (iv) the preparation and filing of the joint proxy statement and prospectus filed with the Commission under the Securities Act, Registration No. 333-95677 (the "Joint Proxy/Prospectus"). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.


     Pursuant to the Merger Agreement:

          1. Merger Sub will merge with and into PageNet, and PageNet will become a wholly owned subsidiary of Arch;

          2. Each share of PageNet common stock, $0.01 par value per share ("PageNet Common Stock") will be converted into the right to receive 0.1247 shares of Arch common stock, $0.01 par value per share ("Arch Common Stock");

          3. Prior to the Merger, PageNet will make an exchange offer to the holders of its senior subordinated notes pursuant to which noteholders who accept the offer will, immediately prior to the Merger, exchange their notes for PageNet Common Stock and Vast Class B Common Stock (the "PageNet Debt Exchange"). In addition, the indentures governing any senior subordinated notes outstanding after the PageNet Debt Exchange will be amended. Immediately following the PageNet Debt Exchange, the PageNet Common Stock received by such PageNet noteholders in the exchange will be converted into Arch Common Stock as a result of the Merger. (The foregoing transactions are collectively being referred to as the "PageNet Debt Exchange/Merger");

          4 Prior to consummation of the PageNet Debt Exchange, PageNet will distribute to its stockholders who exist immediately prior to the PageNet Debt Exchange ("Pre Debt Exchange PageNet Stockholders") up to 11.6% of the equity of Vast Solutions, Inc. ("Vast"), a wholly owned subsidiary of PageNet (the "Vast Distribution"), such distribution to be in the form of shares of Class B common stock of Vast ("Vast Class B Common Stock");

          5 Prior to the Merger, Arch will make an exchange offer to the holders of its senior discount notes pursuant to which such noteholders who accept the offer will exchange their notes for Arch Common Stock immediately prior to the Merger (the "Arch Debt Exchange").

The Merger, the Debt Exchange, and the Vast Distribution (together, the "Transactions") may also be implemented through a consensual or "prepackaged" bankruptcy plan on substantially the same terms.

     You have requested our opinion concerning certain United States federal income tax consequences of the Transactions.

     In providing this opinion, we have relied on and assumed the accuracy of (without any independent investigation or review thereof (i) the description of the transactions as set forth in the Merger Agreement
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and the exhibits thereto, including the representations and covenants of PageNet and Arch contained therein; (ii) the description of the transactions as set forth in the Registration Statement and the Joint Proxy/Prospectus and the exhibits thereto; (iii) representations provided by Arch and PageNet concerning certain facts underlying and relating to the Transactions; (iv) confirmation of certain valuation assumptions provided by Houlihan Lokey, Howard & Zukin Capital ("Houlihan Lokey"), financial advisors to PageNet, and (v) such other instruments and documents related to the formation, organization and operation of Arch, PageNet and Merger Sub and related to the consummation of the Transactions as we have deemed necessary or appropriate.

     This opinion is expressly conditioned on the accuracy of representations of Arch and PageNet that (i) the Arch Common Stock to be issued in the Merger to the Pre Debt Exchange PageNet Stockholders will represent more than 50% of the total value of the consideration to be received by Pre Debt Exchange PageNet Stockholders pursuant to the Transactions, and (ii) the Arch Common Stock to be issued in the Merger to Pre Debt Exchange PageNet stockholders and exchanging PageNet noteholders, in the aggregate, will represent more than 50% of the total value of the consideration to be received by such stockholders and noteholders in the Transactions, in each instance taking into account as total consideration the sum of: (i) the value of the Arch Common Stock, (ii) the value of the Vast Class B Common Stock, (iii) the amount of cash paid to dissenters who perfect appraisal rights, (iv) the amount of cash paid in lieu of fractional shares and
(v) the value of any other property received by such holders from PageNet or Arch pursuant to the Transactions. PageNet's representations on this subject have been confirmed by its financial advisor, Houlihan Lokey.


     In addition, we have assumed that: (i) the Transactions will be reported by Arch and PageNet on their respective United States federal income tax returns in a manner consistent with the options set forth below; (ii) any representation or statement as to factual matters or that is made "to the best of knowledge" or is similarly qualified is correct without such qualification; (iii) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;
(iv) officers of Arch and PageNet who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth therein; and (v) the Transactions contemplated by the Merger Agreement will be consummated in accordance with the material terms of the Merger Agreement, and that the Parties will not waive or modify any of the material terms of the Merger Agrement.


     To the extent that this opinion addresses the United States federal income tax consequences of the Transactions to a stockholder or noteholder of PageNet, this opinion only addresses such consequences to a shareholder or noteholder of PageNet who both (i) is a citizen or resident of the United States for federal income tax purposes and (ii) holds its PageNet Common Stock or notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the conclusions set forth in this opinion may not be fully applicable to PageNet noteholders or stockholders subject to special treatment under United States federal income tax law, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons who acquired PageNet Common Stock or senior subordinated notes as part of a straddle, hedge, conversion transaction or other integrated transaction, persons who hold PageNet Common Stock or senior subordinated notes through a partnership or other pass-through entity, stockholders who acquired their PageNet Common Stock through exercise of an employee stock option or otherwise as compensation, and foreign individuals and entities.

     This opinion is based on current provisions of the Code, the final, proposed and temporary treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service (the "IRS"), as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.
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     Based upon and subject to the foregoing, it is our opinion that, for United
States federal income tax purposes:

          1. The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

          2. Each of PageNet, Arch, and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

          3. Except for (i) cancellation of indebtedness income recognized in connection with the PageNet Debt Exchange and the Arch Debt Exchange and
     (ii) recognition by PageNet of gain in connection with distribution of the Vast Class B Stock pursuant to the Vast Distribution and the PageNet Debt Exchange, neither Arch nor PageNet will recognize income, gain or loss as a result of the Transactions.

          4. The receipt of Vast Class B Common Stock will be taxable to the Pre Debt Exchange PageNet Stockholders, and will likely be treated as distribution in redemption of a portion of each such stockholder's PageNet Common Stock, taxable under Section 302 of the Code; the remaining portion of such PageNet Common Stock being treated as exchanged for Arch Common Stock pursuant to the Merger. It is possible, however, that the distribution of Vast Class B Stock would be treated as a distribution to Pre Debt Exchange PageNet Stockholders taxable under Section 301 of the Code.

          5. A Pre Debt Exchange PageNet Stockholder and exchanging PageNet noteholder will recognize no gain or loss on the exchange of PageNet Common Stock for Arch Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares. However, with respect to Pre Debt Exchange PageNet Stockholders, income, gain or loss will be recognized with respect to the Vast Class B Common Stock received in the Vast Distribution, as described in paragraph 4 above.

          6. The receipt of cash in lieu of a fractional share of Arch Common Stock will be treated as a redemption of such fractional share by Arch taxable under Section 302 of the Code.

          7. A Pre Debt Exchange PageNet Stockholder's tax basis for the Arch Common Stock received, including any fractional share, will equal the stockholder's aggregate tax basis in the shares of PageNet Common Stock held immediately prior to the Merger, as reduced by reason of the Vast Distribution, and the holding period for such Arch Common Stock will include the period during which the shares of PageNet Common Stock were held.

          8. A Pre Debt Exchange PageNet Stockholder's tax basis in shares of Vast Class B Common Stock received will be equal to the fair market value of the Vast Class B Common Stock on the date of the Merger, and the holding period for such stock will begin on the day after the date of Merger.

          9. The PageNet senior subordinated notes, both as originally issued and as modified by the proposed amendment to the indentures, will likely constitute "securities" for United States federal income tax purposes. This conclusion, however, is not free from doubt, due to the factual nature of the determination and the lack of clear definition of a "security" in the applicable authorities.

          10. Except for any amounts allocable to accrued interest and cash received in lieu of fractional shares, an exchanging PageNet noteholder will not recognize a loss on the PageNet Debt Exchange/Merger, and will recognize gain on the PageNet Debt Exchange/Merger in an amount equal to the lesser of: (i) the fair market value of the shares of Vast Class B Common Stock received, and (ii) the amount by which the sum of (a) the fair market value of the Vast Class B Common Stock received plus (b) the fair market value of the Arch Common Stock received exceeds the noteholder's tax basis in the senior subordinated notes surrendered.

          11. An exchanging noteholder's tax basis in the Arch Common Stock received in the PageNet Debt Exchange/Merger, including fractional shares, but excluding amounts attributable to accrued
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     interest, will equal the noteholder's tax basis in the senior subordinated notes surrendered immediately prior to the PageNet Debt Exchange/Merger, decreased by the fair market value of the Vast Class B Common Stock received, other than amounts attributable to accrued interest, and increased by any gain recognized on the exchange.

          12. The holding period for the Arch Common Stock received by exchanging noteholders, including fractional shares, will include the noteholder's holding period for the senior subordinated notes exchanges.

          13. A PageNet noteholder's tax basis in shares of Vast Class B Common Stock received will be equal to the fair market value of the Vast Class B Common Stock on the date of the PageNet Debt Exchange, and the holding period for such stock will begin on the day after the date of the PageNet Debt Exchange.

          14. Gain recognized by a PageNet noteholder as described in paragraph 10 above will be capital gain except that any gain recognized by an exchanging noteholder will be treated as ordinary income an amount equal to the lesser of: (i) the gain recognized on the PageNet Debt Exchange/Merger, and (ii) any accrued and unrecognized market discount on the notes as determined under Sections 1276-1278 of the Code. Any such accrued and unrecognized market discount which exceeds the amount recognized as ordinary income in the PageNet Debt Exchange/Merger will carry over to the Arch Common Stock and be recognized on disposition of the Arch Common Stock.

          15. An exchanging noteholder who was not previously required to include in income accrued but unpaid interest attributable to ownership of the senior subordinated notes will be treated as receiving ordinary income to the extent that the consideration received in the Debt Exchange is allocable to interest which accrued while the note was held by the noteholder.

          16. Although the conclusion is not free from doubt, a nontendering PageNet noteholder will likely not recognize gain or loss on the Transactions.

     This opinion is rendered to you in connection with the Transactions. This opinion may not be used or relied upon by any other person or for any other purpose without our prior written consent. We consent, however, to the filing of this opinion as an exhibit to the Registration Statement and the Joint Proxy/Prospectus, and to the use of our name under the caption "Material Federal Income Tax Considerations" in the Registration Statement and Joint Proxy/Prospectus.


     This opinion is based on facts and circumstances existing on the date hereof, and assumes no charge in material facts prior to the Closing Date. The opinion is further conditioned on the representations of Arch and PageNet and the confirmation of Houlihan Lokey being reconfirmed as of the Closing Date on the basis of the facts in existence as of the Closing Division.


                                            Sincerely,

                                            MAYER, BROWN & PLATT